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                                                                    EXHIBIT 99.1

               Goody's Ends Negotiations for Proposed Acquisition


KNOXVILLE, Tenn.(November 1, 2002) -- Goody's Family Clothing, Inc. (Nasdaq:
GDYS) today announced that it has ended negotiations for the previously announced acquisition by a private equity group of 100% of its outstanding common stock. The letter of intent, announced September 30, 2002, provided for an exclusive initial due diligence period of up to 60 days at which time both parties would agree on a firm price and structure. Primarily as a result of differing views as to the effect of the current retail environment and its impact on Goody's results, such an agreement was not reached and both parties have agreed to end negotiations.

Robert M. Goodfriend, Chairman and Chief Executive Officer of Goody's, commented: "We regret that we were unable to reach a mutually beneficial agreement. Goody's has built a strong business over two generations. We are well positioned with a solid brand name. Our plans going forward are to aggressively continue to move our company in a positive direction-one that benefits not only our customers, but also our associates and shareholders."

As part of an arrangement with respect to the amount owed for expense reimbursement, the Company and the private equity firm agreed to terminate the provision in the letter of intent regarding a $2.5 million to $5.0 million alternative transaction fee that could have otherwise been payable under certain circumstances.

Financo, Inc., a New York based investment-banking firm, is acting as the financial advisor to Goody's in this transaction.

Headquartered in Knoxville, Tennessee, Goody's is a retailer of moderately priced family apparel for women, men and children operating 328 stores in the 18 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.